FIRST SHENANGO BANCORP, INC.

                                   EXHIBIT 11

          Statement Regarding Computation of Primary Earnings Per Share

                                               Three Months Ended               Nine Months Ended
                                                   September 30,                  September 30,
                                                1997          1996             1997           1996
                                            ------------    -----------    -----------    -----------
Weighted average common shares outstanding     2,343,098      2,343,098      2,343,098      2,343,098
Net effect of dilutive stock options              70,951         73,918         75,897         66,852
Average unallocated ESOP shares                  (66,370)       (74,850)       (66,370)       (74,910)
Average MSBP shares in plan reserve              (10,367)       (10,367)       (10,367)        (9,793)
Weighted average treasury shares                (272,334)       (70,504)      (277,699)       (50,468)
                                             -----------    -----------    -----------    -----------
Common stock equivalents                       2,064,978      2,261,295      2,064,559      2,274,779
                                             ===========    ===========    ===========    ===========
Net earnings                                 $ 1,178,388    $    10,270    $ 3,522,099    $ 1,857,524
                                             ===========    ===========    ===========    ===========
Per share amount                             $      0.57    $      0.00    $      1.71    $      0.82
                                             ===========    ===========    ===========    ===========


Earnings per share have been computed based on the treasury stock method in using average market price for the common stock equivalents.

The Company accounts for the shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation.